Putnam Absolute Return 300 Fund, October 31, 2014, annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		20,687
Class B		   475
Class C		 5,496
Class M		   449

72DD2 (000s omitted)

Class R		    26
Class R5	     0
Class R6	   106
Class Y		11,250

73A1

Class A		 0.437
Class B		 0.411
Class C		 0.349
Class M		 0.430

73A2

Class R		 0.402
Class R5	 0.462
Class R6	 0.464
Class Y		 0.462

74U1 (000s omitted)

Class A	        43,969
Class B		 1,110
Class C	        15,323
Class M		 1,034

74U2 (000s omitted)

Class R		    86
Class R5	     1
Class R6	   170
Class Y	        40,748

74V1

Class A		 10.71
Class B		 10.65
Class C	         10.58
Class M		 10.68

74V2

Class R		 10.68
Class R5	 10.78
Class R6	 10.78
Class Y		 10.75


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.